Exhibit-11.1

RENEW ENERGY GLOBAL PLC INSIDER TRADING COMPLIANCE POLICY

(Effective from August 23, 2021)

This Insider Trading Compliance Policy (this “Policy”) of ReNew Energy Global plc (the “Company”) consists of seven sections:

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Section I provides an overview;
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Section II sets forth the policies of the Company prohibiting insider trading;
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Section III explains insider trading;
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Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
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Section V sets forth additional transactions that are prohibited by this Policy;
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Section VI explains Rule 10b5-1 trading plans;
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Section VII sets forth the filing requirements triggered by the ownership of company securities; and
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Section VIII refers to the execution and return of a certificate of compliance.
I.
SUMMARY

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public”. Insider trading is a crime. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and significant criminal fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including termination of employment for cause.

This Policy applies to all officers, directors and employees of the Company and all officers, directors and employees of the Company’s subsidiaries. Individuals subject to this Policy are responsible for ensuring that members of their Household also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy or any entities controlled by members of their Household, including any corporations, limited liability companies, partnerships or trusts, provided that, for these purposes, an individual subject to the Policy shall not be deemed to control a corporation solely by virtue of that individual having a position of non executive directorship on the board of that corporation (such entities, together with all officers,

Insider Trading Compliance Policy / Amended by Board on June, 3-4, 2024 / Version 3.0

directors and employees of the Company and their Household, are referred to as the “Covered Persons”), and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee of the Company and the Company’s subsidiaries must review this Policy. Questions regarding the Policy should be directed to the Company Secretary of ReNew Private Limited.

This Policy addresses compliance with applicable U.S. laws.

II.
STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee shall purchase or sell any type of security while in possession of material, non-public information relating to the security.

These prohibitions do not apply to the following “permitted transactions”:

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purchases of the Company’s securities by a Covered Person from the Company or sales of the Company’s securities by a Covered Person to the Company;
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exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, that in each case do not involve a market sale of the Company’s securities (a “broker-assisted cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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bona fide gifts of the Company’s securities, unless the donor knows or has reason to believe that the recipient intends to sell the securities while the donor is in possession of material, non-public information about the Company. You may make bona fide gifts of Company shares when you are aware of material, non-public information or during a trading black-out period only if the gift has been pre-cleared in advance pursuant to this Policy; or
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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into outside of a black-out period and while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all of the requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) was approved in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial approval without such amendment or modification being approved in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

In addition, no officer, director or employee shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside of the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III.
EXPLANATION OF INSIDER TRADING

“Household” means, for all individuals subject to the Policy, their immediate family, the persons with whom they share the same dwelling, and their economic dependents, whether or not they share the same dwelling.

“Insider trading” refers to the purchase or sale of a security while in possession of material, non-public information relating to the security or its issuer.

“Securities” include stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

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Trading by insiders while in possession of material, non-public information;
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Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s fiduciary duty to keep it confidential or was misappropriated; and
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Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.
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What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about:

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financial results, including corporate earnings or earnings releases;
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Significant mergers, acquisitions, tender offers, joint ventures, dispositions or changes in assets;
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incidents involving significant breaches of cybersecurity, data protection or personally identifiable information;
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material challenges to the Company’s intellectual property portfolio;
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significant changes in control or in management;
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significant litigation or regulatory actions or cancellation of licenses;
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changes in the outside auditor or notification by the auditor that the Company may no longer rely on an auditor’s report;
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events regarding the Company’s securities, for example, any lenders declaring a material event of default, calls of securities not in the ordinary course for redemption or repurchase plans;
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bankruptcies or receiverships of material projects;
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receipt of notice of delisting;
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very large and unusual bid wins;
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equity raises or notification of a registration right by minority investor(s); and
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decisions related to a return of capital to equity investors, including paying a dividend and/or share buybacks.

A good general rule of thumb: When in doubt, do not trade.

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What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call or public disclosure documents filed with the U.S. Securities and Exchange Commission (“SEC”) that are available on the SEC’s website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public. For purposes of this Policy, a “trading day” is a day on which U.S. national stock exchanges are open for trading.

If, for example, the Company were to make an announcement on a Monday prior to 9:30

a.m. Eastern time, the information would be generally be deemed public after the close of trading on Monday. If an announcement were made on a Monday after 9:30 a.m. Eastern time, the information would be deemed public after the close of trading on Tuesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Company Secretary of ReNew Private Limited.

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Who is an Insider?

“Insiders” include officers, directors and employees of a company and anyone else who has material non-public information about a company. Insiders have independent fiduciary duties to their company and its security-holders not to trade on material, non-public information relating to the company’s securities. All officers, directors and employees of the Company and its subsidiaries should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities.

Individuals subject to this Policy are responsible for ensuring that members of their Household also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy or any entities controlled by members of their Household, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

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Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

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Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the U.S. Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

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SEC administrative sanctions;
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Securities industry self-regulatory organization sanctions;
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Civil injunctions;
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Damage awards to private plaintiffs;
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Disgorgement of all profits;
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Civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
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Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act, also may be violated in connection with insider trading.

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Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

IV.
STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures (to the extent applicable).

A.
Pre-Clearance of All Trades by All Officers, Directors and certain Employees

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions of Company stock, pledging and margining the Company’s securities (not for purposes of purchasing the Company’s securities) to secure a margin loan or other loans, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and such other employees of the Company and its subsidiaries as are designated from time to time by the Chief Executive Officer, the Chief Financial Officer or the Company

Secretary of ReNew Private Limited as being subject to this pre-clearance process (each, a “Pre- Clearance Person”) must be pre-cleared by the Chief Financial Officer or the Company Secretary of ReNew Private Limited. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

A request for pre-clearance must be in writing (including without limitation by e-mail), should be made one (1) day in advance of the proposed transaction and should include the identity of the Pre-Clearance Person, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction and the number of shares, options or other securities to be involved. In addition, unless otherwise determined by the Chief Financial Officer or Company Secretary of ReNew Private Limited, the Pre-Clearance Person must execute a certification (in the form approved by the Chief Financial Officer or Company Secretary of ReNew Private Limited) that he, she or it is not aware of material, non-public information about the Company. The Chief Financial Officer /Company Secretary of ReNew Private Limited shall have sole discretion to decide whether to clear any contemplated transaction, provided that the Chief Financial Officer shall have sole discretion to decide whether to clear transactions by the Company Secretary of ReNew Private Limited or persons or entities subject to this Policy as a result of their relationship with the Company Secretary of ReNew Private Limited. Further, the Chief Executive Officer shall have sole discretion to decide whether to clear transactions by the Chief Financial Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Financial Officer. Further, the Chairman of the Audit Committee shall have sole discretion to decide whether to clear transactions by the Chief Executive Officer or persons or entities subject to this Policy as a result of their relationship with the Chief Executive Officer. All trades that are pre-cleared must be effected within five business days of receipt of the pre-clearance unless a specific exception has been granted by a person who is authorized to grant pre-clearance in respect of that person (as set out in this paragraph).

A pre-cleared trade (or any portion of a pre-cleared trade) that has not been effected during the five business day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if the Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the transaction is effected, the transaction may not be completed. For the avoidance of doubt, pre-clearance is not required for purchases and sales of securities under a Trading Plan (as defined below) once the applicable cooling-off period has expired. No trades may be made under a Trading Plan until expiration of the applicable cooling- off period. With respect to any purchase or sale under a Trading Plan, the third party effecting transactions on behalf of the relevant director, officer or employee should be instructed to send duplicate confirmations of all such transactions to the Authorizing Officer (as defined below).

B.
Black-Out Periods

No officer, director or other employee designated from time to time by the Chief Executive Officer, Chief Financial Officer or the Company Secretary of ReNew Private Limited as being subject to quarterly black-out periods (each a “Black-out Restricted Person”) shall purchase or sell any security of the Company during the period beginning at 11:59 p.m., Eastern time, on the last trading day of the end of any fiscal quarter of the Company and ending at 11:59 p.m. upon completion of the first full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, except for purchases and sales made pursuant to the permitted transactions described in Section II. If a Black- out Restricted Person had any open orders to buy or sell Company securities on the date a black- out period commenced other than pursuant to a Trading Plan, they must cancel these orders with their broker.

For example, if the Company’s third fiscal quarter ends on December 31, the corresponding black-out period would begin at 11:59 p.m., Eastern time, on December 31 and end at the close of trading (generally, 4:01 p.m., Eastern time) on the first full trading day after the public release of earnings data for such fiscal quarter. For the avoidance of doubt, any designation by the Board of Directors of the employees who are subject to quarterly black-out periods may be updated from time to time by the Chief Executive Officer, the Chief Financial Officer or the Company Secretary of ReNew Private Limited.

In order to assist you in complying with this Policy, the Company will deliver an e-mail (or other communication) notifying all Black-out Restricted Persons when a quarterly black-out period has begun and when such period has ended. The Company’s delivery or non-delivery of these e-mails (or other communication) does not relieve Black-out Restricted Persons of their obligation to only trade in the Company’s securities in full compliance with this Policy.

The safest period for trading in the Company’s securities, assuming the absence of material, non-public information, generally is the first ten trading days following the end of a black-out period discussed above. This is because officers, directors and employees will, as any quarter progresses, be increasingly likely to possess material, non-public information about the expected financial results for that quarter.

Exceptions to the black-out period policy may be approved only by the Chief Financial Officer or the Company Secretary of ReNew Private Limited (or, in the case of an exception for the Company Secretary of ReNew Private Limited or persons or entities subject to this Policy as a result of their relationship with the Company Secretary of ReNew Private Limited, the Chief Financial Officer, the Chief Executive Officer or, in the case of exceptions for directors, the Chief Financial Officer or the Chief Executive Officer or persons or entities subject to this policy as a result of their relationship with a director, the Chief Financial Officer or the Chief Executive Officer, the Board of Directors). Such hardship exceptions can only be granted if the requesting Black-out Restricted Person is not in possession of material, non-public information about the Company and is not otherwise prohibited from trading pursuant to this Policy. Hardship exceptions are granted extremely infrequently and only in extraordinary circumstances.

From time to time, the Company, through the Company Secretary of ReNew Private Limited or the Chief Financial Officer, may recommend that officers, directors, employees or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in the Company’s securities while the suspension is in effect and should not disclose to others that the Company has suspended trading. If the Company declares an ad hoc black-out period to which you are subject, you will be notified when such black-out begins and when it ends.

C.
Post-Termination Transactions

If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D.
Information Relating to the Company Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

E.
Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

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Maintaining the confidentiality of Company-related transactions;
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Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted in a manner that will prevent access by unauthorized persons;
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Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
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Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;
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Disposing of all confidential documents and other papers after there is no longer any business or other legally required need, through shredders when appropriate;
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Restricting access to areas likely to contain confidential documents or material, non-public information;

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Safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information; and
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Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

F.
Other Companies’ Stock.

Officers, directors and employees who learn material information about suppliers, customers, or competitors through their work at the Company, should keep it confidential and not buy or sell stock in such companies until the information becomes public. Officers, directors and employees should not give tips about such stock.

V.
ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and all employees shall comply with the following policies with respect to certain transactions in the Company securities:

A.
Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy.

B.
Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options, whether traded on an exchange, on any other organized market or on an over the counter market, also may focus an officer’s, director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange, on any other organized market or on an over the counter market, are prohibited by this Policy.

C.
Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, may cause an officer, director or employee to no longer have the same objectives as the Company’s other shareholders. All such transactions involving the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy except in very limited circumstances subject to pre-clearance.

D.
Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options through a broker under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy Company securities). Pledging and margining the Company’s securities to secure margin or other loans (not for purposes of purchasing the Company’s securities) is allowed, provided that securities should be held by the Pledgor for at least 90 days and such transaction is pre-cleared in accordance with this Policy.

E.
Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) the director or officer uses a “T+2” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles and (iv) the director or officer otherwise complies with this Policy. Under a T+2 cashless exercise, a broker, the issuer and the issuer’s transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Company Secretary of ReNew Private Limited.

F.
Standing Orders

A standing order placed with a broker to sell or purchase Company securities at a specified price leaves the security-holder with no control over the timing of the transaction. A transaction pursuant to a standing order, which does not meet the standards of a Trading Plan approved in compliance with this Policy, executed by the broker when the Covered Person is aware of material non-public information about the Company, may result in unlawful insider trading. Other than in connection with a Trading Plan approved in accordance with this Policy, entry into or fulfillment of a standing order is prohibited whenever a Covered Person is in possession of material non-

public information about the Company (including during a quarterly black-out period for Black- out Restricted Persons or ad hoc black-out period for those insiders subject to such procedures). All standing orders must be of limited duration, cancelable, and in the case of a Black-out Restricted Person or person subject to an ad hoc black-out period, must be immediately canceled upon commencement of a quarterly black-out or ad hoc black-out period, as applicable.

G.
Partnership Distributions and Sale by Shareholders

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or other similar persons. It is also not intended to limit the ability of a shareholders of the Company to sell their shares. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances and applicable securities laws.

H.
Avoid Speculation

Investing in the Company’s stock or other securities provides an opportunity to share in the future growth of the Company. But investment in the Company and sharing in the growth of the Company does not mean short range speculation based on fluctuations in the market. Such activities put the personal gain of the employee or director in conflict with the best interests of the Company and its shareholders. Although this policy does not mean that employees or directors may never sell shares, the Company encourages employees and directors to avoid frequent trading in Company stock. Speculating in Company stock is not part of the Company culture.

VI.
RULE 10b5-1 TRADING PLANS AND RULE 144
A.
Rule 10b5-1 Trading Plans
1.
Overview

Rule 10b5-1 will protect directors, officers and employees from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in accordance with the terms of Rule 10b5-1 and all applicable state laws. Participants must enter into a Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and must act in good faith with respect to each Trading Plan entered into. Transactions made pursuant to a Trading Plan will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. Each such Trading Plan, and any modification or termination thereof, must be submitted to and pre-approved by the Chief Financial Officer / Company Secretary of ReNew Private Limited, or such other person as the Board of Directors may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Approval process for Trading Plan shall be same as applicable for Pre-Clerance under Para IV A. Trading Plans, including all amendments thereto, must be in writing and signed by the participant establishing the Trading Plan. The Company may keep a copy of each Trading Plan. However, compliance of the Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Authorizing Officer.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer or employee may enter into a Trading Plan only when he or she is not in possession of material, non-public information and only during a trading window period outside of the trading black-out period. The Trading Plan must include representations certifying that, at the time of adoption, the participant: (a) is not aware of any material, non-public information about the Company or its securities, and (b) is adopting or modifying the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Officers, directors and employees may adopt Trading Plans with brokers that outline a pre- set plan for trading of the Company’s stock, including the exercise of options. The first trade under a Trading Plan cannot occur until: (1) for directors and officers of the Company, the later of (a) 90 days following the later of adoption, amendment, or modification of the Trading Plan, or (b) two business days following the disclosure of the Company’s financial results in a Form 20-F or Form 6-K that discloses the Company’s financial results, in each case for the fiscal quarter in which the Trading Plan was adopted, amended, or modified (but in any event, the required cooling-off period is subject to a maximum of 120 days after adoption, amendment, or modification of the Trading Plan); or (2) for persons other than directors and officers of the Company, 30 days have elapsed following the adoption, amendment or modification of the Trading Plan (in each case, the “Waiting Period”).

Except in the case of sales to cover tax withholding transactions, a participant may have only one Trading Plan in effect at any time.1 A participant may, during the term of an existing Trading Plan, adopt a new Trading Plan to replace the existing Trading Plan, but only if the first

1 This restriction on overlapping Trading Plans does not apply to Trading Plans providing solely for nondiscretionary sell-to-cover transactions that are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted shares or restricted share units, where the insider does not otherwise exercise control over the timing of such sales (“Qualified Sell-to-Cover Transactions”).

scheduled trade under the new Trading Plan does not occur before the last scheduled trade of the existing Trading Plan, and provided that if the existing Trading Plan is terminated early, the first trade under the new Trading Plan must not be scheduled to occur until after the applicable Waiting Period starting on the date of the termination of the existing Trading Plan has expired. The new Trading Plan must also comply with the guidelines regarding the Waiting Period described above.

Other than Trading Plans providing for Qualified Sell-to-Cover Transactions, a participant may have in effect only one Trading Plan that is designed to effect the open market purchase or sale of the total amount of the securities subject to the Trading Plan as a single transaction during any 12-month period. Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

•
First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
•
Second, the Trading Plan must:
•
specify the amount of stock to be purchased or sold, or specify or set an objective formula for determining the amount of stock to be sold. Transaction types such as market, limit, and volume weighted average price orders are allowed. Each Trading Plan should specify the timing of trading or allow for the broker to exercise its discretion regarding the timing of trading; and
•
prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
•
Third, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.
2.
Termination, Revocation of and Amendments to Trading Plans Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information. The Trading Plan amendment or modification must include a representation certifying the same.

Participants should only terminate a Trading Plan (1) during an open trading window and

(2) when the participant does not possess material, non-public information about the Company. If a participant terminates their Trading Plan early, they must wait until the start of the next open trading window before trading outside Trading Plan and may not enter into a new Trading Plan until the later of 30 days from the date the Trading Plan was terminated, and the start of the next open trading window.

Under certain circumstances, a Trading Plan must be revoked. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3.
Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4.
Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires .”

5.
Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises through a broker are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6.
Trades Outside of a Trading Plan

During an open trading window, trades differing from Trading Plan instructions that are already in place are allowed as long as the Trading Plan continues to be followed, but must be pre- cleared in advance pursuant to this Policy.

7.
Public Announcements

The Company may make a public announcement that Trading Plans are being implemented in accordance with Rule 10b5-1. It will consider in each case whether a public announcement of a particular Trading Plan should be made. It may also make public announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8.
Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9.
Limitation on Liability

None of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Section VI.A or a request for pre-clearance submitted pursuant to Section IV. Notwithstanding any review of a Trading Plan pursuant to this Section VI.A or pre-clearance of a transaction pursuant to Section IV of this Policy, none of the Company, the Authorizing Officer, the Chief Financial Officer, the Chief Executive Officer, the Company’s other employees or any other persons assumes any liability for the legality or consequences of such Trading Plan or transaction to the person engaging in or adopting such Trading Plan or transaction.

VII.
FILING REQUIREMENTS

Schedule 13D and 13G. Section 13(d) of the Exchange Act requires the filing of a statement on Schedule 13D (or on Schedule 13G, in certain limited circumstances) by any person or group that acquires beneficial ownership of more than five percent of a class of equity securities registered under the Exchange Act. The threshold for reporting is met if the stock owned, when coupled with the amount of stock subject to options exercisable within 60 days, exceeds the five percent limit.

A report on Schedule 13D is required to be filed with the SEC within ten days after the reporting threshold is reached (as of September 30, 2024, the deadline for initial Schedule 13D filings is reduced to five business days after the reporting threshold is reached). If a material change occurs in the facts set forth in the Schedule 13D, such as an increase or decrease of one percent or more in the percentage of stock beneficially owned, an amendment disclosing the change must be filed promptly (as of September 30, 2024, the deadline for amended Schedule 13D filings is reduced to two business days after the occurrence of the material change in beneficial ownership). A decrease in beneficial ownership to less than five percent is per se material and must be reported. Schedule 13G reporting, which is more limited and subject to fewer updating requirements than Schedule 13D reporting, is generally available for equity securities acquired before the Company’s IPO.

A person is deemed the beneficial owner of securities for purposes of Section 13(d) if such person has or shares voting power (i.e., the power to vote or direct the voting of the securities) or dispositive power (i.e., the power to sell or direct the sale of the securities). As is true under Section 16(a) of the Securities Exchange Act of 1934, a person filing a Schedule 13D may seek to disclaim beneficial ownership of any securities attributed to him or her if he or she believes there is a reasonable basis for doing so.

VIII.
EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy and on an annual basis, all officers, directors and employees should execute and return to the Company Secretary of ReNew Private Limited the Certification of Compliance form attached hereto as “Attachment A.”

ATTACHMENT A CERTIFICATION OF COMPLIANCE

RETURN BY [ ] [insert return deadline]
TO:	, [ Company Secretary of ReNew Private Limited]
FROM:
RE:	INSIDER TRADING COMPLIANCE POLICY OF RENEW ENERGY GLOBAL PLC

I have received, reviewed and understand the above-referenced Insider Trading Compliance Policy and undertake, as a condition to my present and continued employment with (or, if I am not an employee, affiliation with) ReNew Energy Global plc, to comply fully with the policies and procedures contained therein.

[I hereby certify, to the best of my knowledge, that during the financial year ending March 31, 20[ ], I have complied fully with all policies and procedures set forth in the above- referenced Insider Trading Compliance Policy.]

SIGNATURE	DATE
TITLE